Exhibit 10.20

STOCK OPTION AGREEMENT
UNDER THE 8x8, INC. 2012 EQUITY INCENTIVE PLAN

8X8, INC., a Delaware corporation (the "Company"), has granted you (the "Optionee") the option (the "Option") to purchase all or any part of the total number of shares (the "Shares") of common stock of the Company, par value $0.001 per share ("Common Stock"), set forth below, at the price per Share ("Option Price") set forth below, subject to the terms and conditions set forth in this Stock Option Agreement (the "Agreement"). The Option has been granted as an incentive to the Optionee's continued employment or other association with the Company, and in all respects subject to such continued employment or other association and all other terms and conditions of this Agreement. By accepting the Option, you are agreeing that you and your spouse or domestic partner are bound by all of the terms of the Agreement with respect to such Option grant.

Name of Optionee: _____________________________________

Grant Date: _____________________________________

Number of Shares: _____________________________________

Option Price: _____________________________________

Vesting Commencement Date: _________________________

  Nature of the Option. The Option is intended to be an [Incentive/Nonstatutory] Option within the meaning of the Company's 2012 Equity Incentive Plan (the "Plan"). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan, which provisions are incorporated into this Agreement by this reference. The Optionee confirms and acknowledges that the Optionee has received and reviewed a copy of the Plan.

  Vesting and Exercise of Option. The Option shall vest and become exercisable during its term in accordance with the following provisions:

    Vesting and Right of Exercise.

      The Option shall vest and become exercisable with respect to [one-fourth of the Shares at the first anniversary of the Vesting Commencement Date (as set forth above) and as to one thirty-sixth of the remaining Shares subject to the Option at the end of each successive month thereafter until all of the Shares subject to the Option have vested], subject to the Optionee's continued employment or other association with the Company.

      In the event of the Optionee's death, disability or other termination of employment or other association with the Company, the Option shall be exercisable in the manner and to the extent provided in Section 6.3 of the Plan.

      No fraction of a Share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of Shares covered by the Option shall cause such number to include a fraction of a Share, such number of Shares shall be adjusted to the nearest smaller whole number of Shares.

    Method of Exercise. In order to exercise any portion of this Option which has vested, the Optionee shall notify the Company in writing of the election to exercise the Option and the number of Shares in respect of which the Option is being exercised, by executing and delivering the Notice of Exercise of Stock Option in the form attached hereto as Appendix I.

    Restrictions on Exercise. This Option may only be exercised with respect any portion hereof which has vested in accordance with subsection (a) above. This Option may not be exercised if the issuance of the Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities law or other law or regulation. Furthermore, the method and manner of payment of the Option Price will be subject to the rules under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board if such rules apply to the Company at the date of exercise. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation or warranty to the Company at the time of exercise of this Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement.

  Non-Transferability of Option. This Option may be exercised during the lifetime of the Optionee only by the Optionee and may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

  Method of Payment. Payment of the aggregate Option Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

    cash;

    check payable to the Company;

    delivery to the Company of shares of Common Stock having a Market Value equal to the Option Price of the Shares to be purchased; or

    surrender of the Option as to all or part of the Shares for which the Option is then exercisable in exchange for shares of Common Stock having an aggregate Market Value equal to the difference between (i) the aggregate Market Value of the surrendered portion of the Option and (ii) the aggregate Option Price for the surrendered portion of the Option.

  If the Common Stock is traded on an established market, payment of the Option Price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of Shares subject to the Option in a brokered transaction (other than to the Company).

  Adjustment for Corporate Actions. If subsequent to the Grant Date the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Common Stock, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Common Stock, an appropriate and proportionate adjustment will be made in (i) the number and kind of shares or other securities then subject to the Option and (ii) the exercise price for each share or other unit of any other securities then subject to the Option (without change in the aggregate Option Price as to which the Option remains exercisable).

  Treatment of Option in a Corporate Transaction. In a Corporate Transaction, the Committee, in its sole and absolute discretion, may take any one or more of the following actions as to the Option:

    Assumption and Substitution. Provide that the Option shall be assumed, or substantially equivalent rights shall be provided in substitution therefor, by the acquiring or succeeding entity (or an affiliate thereof).

    Termination. Upon written notice to the Optionee, provide that the Option shall terminate immediately prior to the consummation of the Corporate Transaction unless exercised within a specified period following the date of such notice and that any portion of the Option not then exercisable will expire automatically upon consummation of the Corporate Transaction.

    Acceleration of Vesting. Provide that the portion of the Option not already exercisable in full shall Accelerate with respect to all or a portion of the Shares for which the Option is not then exercisable prior to or upon the consummation of the Corporate Transaction

    Cash Payment to Optionee. Provide for a cash payment, net of applicable tax withholdings, to be made to the Optionee equal to the excess, if any, of (A) the acquisition price times the number of Shares subject to the Option (to the extent the Option Price does not exceed the acquisition price) over (B) the aggregate Option Price for all such Shares subject to the Option, in exchange for the termination of the Option; provided, that if the acquisition price does not exceed the Option Price, the Committee may cancel the Option without the payment of any consideration therefor prior to or upon the Corporate Transaction. For this purpose, "acquisition price" means the amount of cash, and market value of any other consideration, received in payment for a share of Common Stock surrendered in a Corporate Transaction.

    Conversion Upon Liquidation or Dissolution. Provide that, in connection with a liquidation or dissolution of the Company, the Option shall convert into the right to receive liquidation proceeds net of the Option Price and any applicable tax withholdings.

    Any combination of the foregoing.

  None of the foregoing shall apply, however, if specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges on which the Common Stock is listed. Nor shall any of the foregoing apply in the case of a Qualified Performance- Based Award except to the extent the foregoing would not interfere with the qualification of the grant of the Option under Section 162(m) of the Code.

  Term of Option. This Option may not be exercised more than [ten (10)] years from the Grant Date set forth above, and may be exercised during such term only in accordance with the terms of this Agreement.

  Not Employment Contract. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law.

  Income Tax Withholding.

    The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by federal, state or local laws as a result of the exercise of this Option.

    Any adverse consequences incurred by an Optionee with respect to the use of shares of Common Stock to pay any part of the Option Price or of any tax in connection with the exercise of the Option, including, without limitation, any adverse tax consequences arising as a result of a disqualifying disposition within the meaning of Section 422 of the Code shall be the sole responsibility of the Optionee.

  Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Optionee shall be treated as agent and attorney-in-fact for that interest held or claimed by the Optionee's spouse with respect to this Option and any Shares and the parties hereto shall act in all matters as if the Optionee was the sole owner of this Option and (following exercise) any such Shares. This appointment is coupled with an interest and is irrevocable.

  Miscellaneous.

    Notice under this Agreement shall be given to the Company at its principal place of business, and shall be given to the Optionee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

    This Agreement does not confer upon the Optionee any rights with respect to continuation of employment by the Company or any of its subsidiaries.

    The Committee may amend the terms of this Agreement, prospectively or retroactively, provided that the Agreement as amended is consistent with the terms of the Plan, but no such amendment shall impair the Optionee's rights under this Agreement without the Optionee's consent.

    This Agreement shall be construed and enforced in accordance with the laws of California, without regard to the conflicts of laws principles thereof.

    This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of the Optionee.

    This Agreement may be executed in counterparts. This Agreement and the Plan together constitute the entire agreement between the parties relative to the subject matter of this Agreement, and supersede all communications, whether written or oral, relating to the subject matter of this Agreement.

THIS AGREEMENT is binding upon the parties and entered into effective as of the Grant Date set forth above.

8x8, Inc.
By: ___________________________ Name: Title:	____________________________ Signature of Optionee Optionee's Address: ____________________________ ____________________________ ____________________________

APPENDIX I
8X8, INC.
NOTICE OF EXERCISE OF STOCK OPTION

I ___________________________________ (print legibly) hereby elect to exercise the following stock options(s) granted to me by 8X8, INC. (the "Company") under its 2012 Equity Incentive Plan (the "Plan"). All shares being purchased are fully vested and exercisable pursuant to Section 2 of the listed Stock Option Agreement (the "Agreement").

1. ________________________________ Shares at $________ per share (Grant date): _________________)

2. ________________________________ Shares at $________ per share (Grant date): _________________)

3. ________________________________ Shares at $________ per share (Grant date): _________________)

4. ________________________________ Shares at $________ per share (Grant date): _________________)

Method of Payment:

  Cash exercise in the aggregate amount of $ _______________.

  Authorized cashless exercise program pursuant to Section 4 of the Agreement.

  Delivery of shares of Common Stock pursuant to Section 4(c) of the Agreement.

  Surrender of the Option pursuant to Section 4(d) of the Agreement.

Shares purchased under the Plan should be issued to me as follows:

Name: ____________________________________

If you choose to include your spouse, you must designate below how you wish your shares to be registered by checking the appropriate box. If we receive no designation, the shares will be designated as Joint Tenants.

_____ Joint Tenants _____ Tenants in Common	_____ Community Property _____ Tenancy by Entirety

Verification by ____________________________________________________ Stock Administration

Certificate to be delivered to (complete item 1 or 2 below)

1. Employee ____________________________	Home Address: ___________________________________ _____________________________________________

2. (Insert Name of Second Broker) ____________________________________

Acct #: ______________________________

Contact Name & Number:

Signature: ___________________________________________________
Date: _______________________________________________________
Social Security No.: __________________________________________

[For Company Use Only]

As of the date set forth above, the above named person has the vested right to exercise the number of shares set forth above.

Date: _____________________

Amount due Company: $

8x8, Inc. Stock Administration
2125 O'Nel Drive
San Jose, California 95131
(408) 727-1885